Exhibit 10.1

This Letter Agreement is dated as of December 12, 2022 by and among Biolog-id, a société anonyme organized under the laws of France (“Biolog-id”), Genesis Growth Tech Acquisition Corp., an exempted company incorporated under the laws of the Cayman Islands (“GGAA”), and Genesis Growth Tech LLC, a Cayman Islands limited liability company (“GGAA Sponsor”). Capitalized terms used but not defined herein have the meanings assigned thereto in the BCA (as defined below).

Whereas, Biolog-id and GGAA have entered into that certain Business Combination Agreement (the “BCA”), dated as of August 26, 2022, in connection with the Business Combination, including the Merger;

Whereas, subject to the terms and conditions of the BCA and GGAA’s organizational documents, (1) the parties have agreed to extend the date by which GGAA must complete its initial business combination (initially to March 13, 2023 and, if necessary to complete the Business Combination, to June 13, 2023) and (2) pursuant to Section 5.21 of the BCA, following receipt of written request from GGAA, Biolog-id shall transfer to GGAA or GGAA Sponsor an amount equal to $2,530,000 in cash for deposit into the Trust Account (for the benefit of the Public Shareholders) on or prior to December 13, 2022 (the “First Extension Payment”) and on or prior to March 13, 2023 (if necessary to complete the Business Combination, the “Second Extension Payment”) to effect each such extension;

Whereas, GGAA delivered such written request on December 6, 2022 and, following receipt of such request, (a) Biolog-id has informed GGAA that it is not in a position to timely fund the First Extension Payment and (b) GGAA Sponsor, for Biolog-id’s benefit, has caused the First Extension Payment to be timely deposited into the Trust Account;

Whereas, GGAA, GGAA Sponsor and Biolog-id have agreed to amend certain terms of the BCA as set forth herein;

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, GGAA, GGAA Sponsor and Biolog-id hereby agree as follows:

1. At Closing of the Business Combination, the First Extension Payment, together with interest thereon at 5% annual percentage rate (“APR”) from the Trust Account deposit date, shall be, at GGAA Sponsor’s election (i) repaid by Biolog-id to GGAA Sponsor in cash in an account specified in writing by GGAA Sponsor no earlier than two (2) Business Days prior to Closing or (ii) converted into an aggregate number of Biolog-id ordinary shares having an equivalent aggregate value, after giving effect to the Biolog-id pre-Merger transactions, on a fully-diluted basis and with an assumed Biolog-id equity value of €186,000,000 (reflecting the benefit provided by GGAA Sponsor to Biolog-id and corresponding to Biolog-id’s valuation being used in its ongoing financing). GGAA and GGAA Sponsor acknowledge Biolog-id was not in a position to timely fund the First Extension Payment pursuant to Section 5.21 of the BCA. GGAA and GGAA Sponsor agree to waive all rights under the BCA (including, but not limited to, its termination rights of the BCA pursuant to Section 7.1 of the BCA) resulting from Biolog-id’s inability to timely transfer the First Extension Payment; provided, however, that this sentence shall not apply to any rights of GGAA and/or GGAA Sponsor under this Letter Agreement.

2. For the avoidance of doubt, Biolog-id remains obligated pursuant to Section 5.21 of the BCA to fund the Second Extension Payment. If Biolog-id does not timely fund the Second Extension Payment and GGAA Sponsor, for Biolog-id’s benefit, causes the Second Extension Payment to be timely deposited into the Trust Account, the Second Extension Payment shall be, together with interest thereon at 5% APR from the Trust Account deposit date, at GGAA Sponsor’s election repaid or converted into Biolog-id ordinary shares as provided in Section 1 of this Letter Agreement.

3. For avoidance of doubt, GGAA Sponsor’s right to elect to convert the amounts owed to it into Biolog-id ordinary shares in accordance with Sections 1 and 2 of this Letter Agreement may be made in full or in part, at GGAA Sponsor’s election, in respect of all amounts owed by Biolog-id to GGAA Sponsor.

4. If the BCA is validly terminated by GGAA pursuant to Section 7.1(b) of the BCA prior to the Closing as a result of an intentional breach by Biolog-id (an “Intentional Breach Termination”), all extension payments paid by GGAA Sponsor pursuant to Sections 1 and 2 (together with interest thereon) of this Letter Agreement shall be due and payable by Biolog-id upon such termination with such amounts convertible at GGAA Sponsor’s option into Biolog-id ordinary shares as contemplated above. However, if the BCA is validly terminated in accordance with its terms prior to the Closing (other than for an Intentional Breach Termination), Biolog-id shall not be obligated to repay to GGAA Sponsor extension payments funded by it in accordance with paragraphs 1 and 2 (or interest thereon), GGAA Sponsor shall have no right to convert such amounts into Biolog-id ordinary shares and the parties hereto shall have no further obligations hereunder.

5. In connection with the BCA and for avoidance of doubt, in determining (i) the Closing SPAC Cash, the cash amounts repaid by Biolog-id at GGAA Sponsor’s election shall constitute Company Expenses and therefore shall not be included in the Closing Cash SPAC and (ii) for the purpose of the calculation of the Equity Value, Biolog’s obligation to repay the First Extension Payment and, if applicable, the Second Extension Payment pursuant to Sections 1 and 2 of this Letter Agreement shall not constitute the “outstanding Extension Amount” as defined in clause (c) of the definition of “Equity Value”.

6. The parties hereto agree that any notices delivered to Biolog-id pursuant to Section 8.4 of the BCA shall be sent to:

c/o Biolog-id S.A.

46/48 Avenue du Général Leclerc

92100 Boulogne-Billancourt

France

Attention: Jean-Louis Receveur

Email: jlouisreceveur@gmail.com

with a copy (which shall not constitute notice) to:

Linklaters LLP

1290 Avenue of the Americas

New York, NY 10104

United States of America

Attention: Bertrand Sénéchal, Jeffrey Cohen, Pierre-Emmanuel Perais

Email: bertrand.senechal@linklaters.com; jeffrey.cohen@linklaters.com; pierre-emmanuel.perais@linklaters.com

7. This Letter Agreement may be amended or modified only by a written agreement executed and delivered by each party hereto.

8. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware; provided, however, that the laws of France shall apply to the extent necessary to the issuance of any Biolog-id ordinary shares contemplated hereby and the completion of the Biolog-id Pre-Closing Transactions.

9. This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Letter Agreement by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Letter Agreement.

10. The provisions of Attachment 1 hereto are agreed.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Letter Agreement to be duly executed on its behalf as of the day and year first above written.

BIOLOG-ID S.A.

By:	/s/ Jean-Louis Receveur
Name:	Jean-Louis Receveur
Title:	CEO-Directeur Général

GENESIS GROWTH TECH LLC

By:	/s/ Eyal Perez
Name:	Eyal Perez
Title:	Director

GENESIS GROWTH TECH ACQUISITION CORP.

By:	/s/ Eyal Perez
Name:	Eyal Perez
Title:	Chief Executive Officer

[Signature Page to the Letter Agreement]

Attachment 1

Reference is made to GGAA’s final prospectus, filed with the SEC (File No. 33-261248 and 333-261559) on December 13, 2021 (the “Prospectus”). Biolog-id acknowledges and agrees and understands that GGAA has established the Trust Account containing the proceeds of its IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Public Shareholders and GGAA may disburse monies from the Trust Account only in the express circumstances described in the Prospectus.

For and in consideration of GGAA entering into this Letter Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Biolog-id hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Letter Agreement, neither Biolog-id nor any of its respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Letter Agreement or any proposed or actual business relationship between GGAA or any of its Representatives, on the one hand, and, Biolog-id or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal Liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). Biolog-id, on their own behalf and on behalf of their respective Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of their respective Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with GGAA or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with GGAA or its Affiliates).

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